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                                   EXHIBIT 99

                            [LOGO] MEDIA INFORMATION

         MERCHANTS GROUP, INC. 250 MAIN STREET, BUFFALO, NEW YORK 14202

FOR IMMEDIATE RELEASE
Contact: Kenneth J. Wilson
Telephone: (716) 849-3101

                       ** MERCHANTS GROUP REPORTS EARNINGS

                     FOR THE QUARTER ENDED MARCH 31, 2003**

         BUFFALO, N.Y., May 12, 2003 -- MERCHANTS GROUP, INC. (AMEX-MGP) announced results for the quarter ended March 31, 2003.

         For the first quarter of 2003 the Company reported net income of $216,000 ($.10 per diluted share) compared to $142,000 ($.07 per diluted share) in 2002, a 52% increase in net income and a 43% increase in earnings per diluted share.

         The financial statements and results for 2003 reflect the effects of the new Services Agreement and the Reinsurance Pooling Agreement between the Company and its wholly-owned insurance subsidiary, Merchants Insurance Company of New Hampshire, Inc. (MNH), and Merchants Mutual Insurance Company (Mutual), effective January 1, 2003. The Services Agreement calls for Mutual to provide underwriting, administrative, claims and investment services to the Company and MNH. The Reinsurance Pooling Agreement provides for the pooling, or sharing, of insurance business traditionally written by Mutual and by MNH on or after

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Merchants Group, Inc. through its wholly owned subsidiary, Merchants Insurance
Company of New Hampshire, Inc., provides property and casualty insurance services to businesses and individuals throughout the northeastern and mid-atlantic United States.
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the effective date. MNH's share of pooled (combined Mutual and MNH) premiums earned and of losses and loss adjustment expenses (LAE) for 2003 in accordance with the Reinsurance Pooling Agreement is 40%. In addition to comparisons of the Company's share of pooled premiums for 2003 to its unpooled premiums for the same period of 2002, this earnings release includes comparisons of the pooled, or combined Mutual and MNH premiums written for 2003 to the combined business of Mutual and MNH for the same period in 2002, even though the companies were not party to a reinsurance pooling agreement in 2002.

     Revenues for the first quarter of 2003 were $18,621,000, a 28% decrease from $26,000,000 recorded in the same period in 2002. Net premiums earned decreased $6,989,000 (30%) to $16,141,000, from $23,130,000 in 2002. Net premiums earned reflect the Company's share (40% for 2003) of pooled premiums earned for the first quarter of 2003. Net investment income decreased 9% to $2,331,000 in 2003, compared to $2,570,000 in 2002, due to a 95 basis point decrease (17%) in the average investment portfolio yield and a 4% decrease in average invested assets. Other revenues decreased $194,000 or 86% due to a decline in service fee income related to the decrease in premiums written and due to a 16% increase in the Company's allowance for doubtful accounts.

     The Company's share of pooled voluntary direct premiums written in accordance with the Reinsurance Pooling Agreement for the first quarter of 2003 was $15,558,000. Voluntary direct premiums written by MNH on an unpooled basis for the first quarter of 2002 were $19,271,000. Pooled voluntary direct premiums written for the three months ended March 31, 2003 decreased 4% from the year earlier period.

      The Company's share of pooled voluntary personal lines direct premiums written in accordance with the Reinsurance Pooling Agreement for the first quarter of 2003 was $6,085,000. Voluntary personal lines direct premiums written by MNH on an unpooled basis for the three

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months ended March 31, 2002 were $8,730,000. Pooled voluntary personal lines direct written premiums for the three months ended March 31, 2003 were substantially unchanged from the first quarter of 2002. Pooled voluntary private passenger automobile (PPA) direct premiums written for the three months ended March 31, 2003 decreased 2% compared to the three months ended March 31, 2002. On a pooled basis, PPA policies in-force have decreased 7% in the twelve months ended March 31, 2003, while the average premium per PPA policy has increased 12%.

     The Company's share of pooled voluntary commercial lines direct premiums written in accordance with the Reinsurance Pooling Agreement for the first quarter of 2003 was $9,473,000. Voluntary commercial lines direct premiums written by MNH on an unpooled basis for the three months ended March 31, 2002 were $10,541,000. Pooled voluntary commercial lines direct premiums written for the three months ended March 31, 2003 decreased 7% from the first quarter of 2002. A 27% decrease in pooled commercial lines policies in force was mostly offset by a 24% increase in average premium per pooled voluntary commercial lines policy. The increase in average premium per pooled voluntary commercial lines policy is primarily the result of rate increases being reflected in average premiums charged.

     The Company's share of pooled involuntary direct premiums written in accordance with the Reinsurance Pooling Agreement for the first quarter of 2003 was $744,000. Involuntary direct premiums written by MNH on an unpooled basis for the three months ended March 31, 2002 were $1,361,000. Pooled involuntary direct premiums written increased 37% for the three months ended March 31, 2003 compared to the first quarter of 2002. Approximately 50% of this increase resulted from a 19% rate increase effective May 2002 for policies assigned by the New York Automobile Insurance Plan (NYAIP). The balance of the increase is from increased assignments from both the NYAIP and the New Jersey involuntary automobile insurance program.

     Net losses and LAE decreased $4,979,000 or 28% to $12,917,000 in 2003 compared to $17,896,000 in 2002. Net losses and loss adjustment expenses for the three months ended March 31, 2003 are comprised principally of the Company's share of the pooled, or combined, losses and

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LAE of both Mutual and MNH incurred since the effective date of the Reinsurance
Pooling Agreement. The loss and LAE ratio increased 2.6 percentage points from 77.4% in 2002 to 80.0% in 2003. Approximately 1.0 percentage point of the increase was due to an increase in prior accident year losses and LAE related to the business assumed from involuntary markets, principally commercial auto. The remainder of the increase relates to the current accident year.

       Total amortization of deferred policy acquisition costs and other underwriting expenses were $5,383,000 for the first quarter of 2003, a decrease of $2,481,000, or 32%, from $7,864,000 for the first quarter of 2002, which is consistent with the 30% decrease in net premiums earned. The statutory combined ratio for the first quarter of 2003 increased to 114.7 from 112.3 in the same period in 2002 due to the aforementioned 2.6 percentage point increase the loss and LAE ratio.

         Book value per common share at March 31, 2003 decreased to $31.94 from $32.19 at December 31, 2002 primarily due to a reduction in unrealized gains on the Company's investment portfolio.

         Merchants Group, Inc. through its wholly-owned subsidiary, Merchants Insurance Company of New Hampshire, Inc., offers property and casualty insurance through independent agents to preferred risk individuals and businesses in the Northeast United States. The Company is headquartered in Buffalo, New York.







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                             *  *  *  *  *  *

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

         Certain statements made in this press release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the Company's plans, strategies, objectives, expectations and intentions. Words such as "believes," "forecasts," "intends," "possible," "expects," "anticipates," "estimates," or "plans," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve certain assumptions, risks and uncertainties that include, but are not limited to, those associated with factors affecting the property-casualty insurance industry generally, including price competition, the Company's dependence on state insurance departments for approval of rate increases, size and frequency of claims, escalating damage awards, natural disasters, fluctuations in interest rates and general business conditions; the Company's dependence on investment income; the geographic concentration of the Company's business in the northeastern United States and in particular in New York, New Hampshire, New Jersey, Rhode Island, Pennsylvania and Massachusetts; the adequacy of the Company's loss reserves; the Company's dependence on the general reinsurance market; government regulation of the insurance industry; exposure to environmental claims; dependence of the Company on its relationship with Merchants Mutual Insurance Company and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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                              Merchants Group, Inc.
                      Consolidated Statement of Operations
                     (in thousands except per share amounts)

                                                  Three months ended
                                                       March 31,
                                                       ---------
                                                   2003        2002       % change
                                                 --------    --------     --------
                                               (unaudited)
Revenues:
Net premiums earned                              $ 16,141    $ 23,130       (30.2)
Net investment income                               2,331       2,570        (9.3)
Net realized investment gains                         116          73        58.9
Other revenues                                         33         227       (85.5)
                                                 --------    --------
Total revenues                                     18,621      26,000       (28.4)
                                                 --------    --------
Expenses:
Net losses and loss adjustment expenses            12,917      17,896       (27.8)
Amortization of deferred
   policy acquisition costs                         4,206       6,129       (31.4)
Other underwriting expenses                         1,177       1,735       (32.2)
                                                 --------    --------
Total expenses                                     18,300      25,760       (29.0)
                                                 --------    --------
Income before income taxes                            321         240        33.8
Provision for income taxes                            105          98         7.1
                                                 --------    --------
Net income                                       $    216    $    142        52.1
                                                 ========    ========
Earnings per share:
   Basic                                         $    .10    $    .07        42.9
                                                 ========    ========
   Diluted                                       $    .10    $    .07        42.9
                                                 ========    ========
Weighted average shares outstanding
   Basic                                            2,110       2,171
   Diluted                                          2,113       2,174
GAAP Combined Ratio                                 113.4       111.4
Statutory Combined Ratio                            114.7       112.3

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                              Merchants Group, Inc.
                      Consolidated Condensed Balance Sheet
                                 (in thousands)

                                                           March 31,   December 31,
                                                           ---------   ------------
                                                             2003         2002
                                                           --------     --------
Assets                                                   (unaudited)
------
Investments                                                $202,582     $209,937
Premiums receivable                                          16,493       14,496
Deferred policy acquisition costs                             8,533        8,817
Deferred federal income tax benefit                           4,505        4,195
Other assets                                                 31,930       31,271
                                                           --------     --------
       Total assets                                        $264,043     $268,716
                                                           ========     ========
Liabilities and Stockholders' Equity
------------------------------------

Liabilities:
  Reserve for losses and loss
    adjustment expenses                                    $145,980     $147,136
  Unearned premiums                                          33,654       35,119
  Other liabilities                                          17,011       18,537
                                                           --------     --------
       Total liabilities                                    196,645      200,792
                                                           --------     --------
Stockholders' equity:                                        67,398       67,924
                                                           --------     --------
       Total liabilities and stockholders' equity          $264,043     $268,716
                                                           ========     ========





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MERCHANTS GROUP, INC. THROUGH ITS WHOLLY OWNED SUBSIDIARY, MERCHANTS INSURANCE
COMPANY OF NEW HAMPSHIRE, INC., PROVIDES PROPERTY AND CASUALTY INSURANCE SERVICES TO BUSINESSES AND INDIVIDUALS THROUGHOUT THE NORTHEASTERN AND MID-ATLANTIC UNITED STATES.
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